Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

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Milan

Rowan Companies, Inc.

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

Re:	Registration Statement Nos. 333-204157 and 333-204157-01; $500,000,000

Aggregate Principal Amount of 7.375% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as special counsel to Rowan Companies plc, a public limited company incorporated under the laws of England and Wales ( “Rowan UK”), in connection with the issuance by Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware” and together with Rowan UK, the “Rowan Parties”), of $500,000,000 aggregate principal amount of Rowan Delaware’s 7.375% Senior Notes due 2025 (the “Notes”), and the guarantee of the Notes (the “Guarantee”) by Rowan UK, under an indenture dated as of July 21, 2009, by and between Rowan Delaware, as issuer, and U.S. Bank National Association, as trustee, as supplemented by an eighth supplemental indenture dated as of December 19, 2016 (collectively, the “Indenture”), by and among Rowan Delaware, as issuer, Rowan UK, as Guarantor, and U.S. Bank National Association, as trustee, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2015 (Registration Nos. 333-204157 and 333-204157-01) (the “Registration Statement”), a base prospectus dated May 14, 2015 and, included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated December 5, 2016 (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated December 6, 2016 and filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, Preliminary Prospectus or Prospectus, other than as expressly stated herein with respect to the issuance of the Notes and the Guarantee.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Rowan Parties and others as to factual matters

December 19, 2016

without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning English law are addressed in the opinion of Latham & Watkins, London, which has been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent such matters are necessary to the conclusions expressed herein, we have assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the underwriting agreement dated December 6, 2016 among the Rowan Parties and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several underwriters named therein, the Notes will have been duly authorized by all necessary corporate action of Rowan Delaware, and the Notes and the Guarantee will be legally valid and binding obligations of Rowan Delaware and Rowan UK, respectively, enforceable against Rowan Delaware and Rowan UK in accordance with their respective terms.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and the judicial application of foreign laws of governmental actions affecting creditors’ rights;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of rights or defenses; and waivers of broadly or vaguely stated rights; (iv) covenants not to compete; (v) provisions for exclusivity, election or cumulation of rights or remedies; (vi) provisions authorizing or validating conclusive or discretionary determinations; (vii) grants of setoff rights; (viii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation; (ix) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) except as set forth in numbered paragraphs 5(ii) and 5(v) of this letter, provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) provisions permitting, upon acceleration of any indebtedness, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xiv) we express no opinion with respect to any “swap” (as such term is defined in the Commodity Exchange Act), including any guarantee thereof, by any party which is not an “eligible contract participant” (as such term is defined in the Commodity Exchange Act) or any provision of any Document that purports to share the proceeds of any guarantee or collateral provided by any party that is not an eligible contract participant with the provider of any such swap or the effect of such sharing provisions on the opinions expressed herein; and (xv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture, the Guarantee and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than Rowan Delaware, (b) that the Documents constitute legally valid and binding

December 19, 2016

obligations of the parties thereto other than the Rowan Parties, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to Rowan UK’s Current Report on Form 8-K dated December 19, 2016 and to the reference to our firm contained in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP